                                   EXHIBIT 99

                   Codorus Valley Bancorp, Inc. Press Release
                             dated January 20, 2004

                  PRESS RELEASE -- CODORUS VALLEY BANCORP, INC.

                            CASH DIVIDEND DECLARATION
                            AND FINANCIAL HIGHLIGHTS

On January 13, 2004, the board of directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) declared a regular quarterly cash dividend of $.125 (12.5 cents) per share, payable on or before February 10, 2004, to shareholders of record January 27, 2004.

Codorus Valley Bancorp, Inc. earned $3,432,000 or $1.20 per diluted share for the full year 2003, compared to $3,101,000 or $1.09 per diluted share for 2002. The $331,000 or approximately 11 percent increase in net income was primarily the result of increases in net interest income and noninterest income, which more than offset increases in noninterest expense and federal income tax. Current period net interest income increased $1,299,000 or 11 percent over the same period in 2002 due primarily to lower funding costs (rate driven). Noninterest income, which included gains from the sale of mortgages and securities, increased $846,000 or 24 percent over 2002 due primarily to income from an acquired insurance agency and service charges on deposit accounts. Noninterest expense increased $1,282,000 or 12 percent over 2002 due primarily to expansion, resulting from the acquisition of an insurance agency in September 2002 and the addition of a full service financial center in December 2002. During 2003, management engaged a consulting firm to conduct a company wide performance evaluation, to include staffing and work processes. Acting upon the consultant's recommendations, management realigned staffing to move toward industry standards and improved operating efficiency. These benefits, on an annualized basis, far exceeded the one time consultant's fee. Current period federal income tax increased $494,000 over 2002 due to an increase in pretax earnings and a decrease in tax credits.

Total assets were approximately $373 million on December 31, 2003, an increase of $23 million or 6.5 percent above December 31, 2002. Asset growth occurred primarily in consumer and business loans, which were funded by core deposits and borrowings. Additional financial information is provided in the financial highlights section of this Press Release.

Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at Codorus Valley Corporate Center, 105 Leader Heights Road, York, PA. Codorus Valley operates primarily through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through eleven financial centers throughout York County. It also offers mortgage banking, investment, insurance, trust and real estate settlement services. Additional information is available on the bank's website -- www.peoplesbanknet.com.

Management of Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates" or similar expressions occur in this Press Release, management is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release.

Questions or comments regarding this Press Release should be directed to Larry J. Miller, President & CEO, Codorus Valley Bancorp, Inc. by telephone at 717-747-1500 or 800-646-1970; or by e-mail at lmiller@peoplesbanknet.com.

January 20, 2004
York, Pennsylvania


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
                          CODORUS VALLEY BANCORP, INC.
                              Financial Highlights
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands of dollars, except per share data)


                                  Three months ended         Year ended
                                      December 31,           December 31,
                                   2003        2002        2003       2002
                                  -------     -------     -------    -------
Net interest income               $ 3,232     $ 3,170     $13,066    $11,767
Provision for loan losses              75         445         553        515
Noninterest income                    891         733       3,407      2,583
Gain on sale of securities              0           0         266        179
Gain on sale of mortgages              70         312         707        772
Noninterest expense                 3,148       2,977      12,290     11,008
Federal income tax                    235         110       1,171        677
                                  -------     -------     -------    -------
Net income                        $   735     $   683     $ 3,432    $ 3,101
                                  =======     =======     =======    =======
Net income per share (diluted)    $  0.25     $  0.24     $  1.20    $  1.09
Cash dividends per share          $ 0.120     $ 0.114     $ 0.468    $ 0.446
Stock dividends (paid in June)                                  5%          5%

      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                (in thousands of dollars, except per share data)


                                                      December 31,
                                                  2003             2002
                                              -----------      -----------
Cash & short term investments                 $    12,408      $    11,120
Investment securities                              74,069           79,723
Loans                                             262,363          238,546
Allowance for loan losses                          (1,694)          (1,515)
Other assets                                       25,401           22,023
                                              -----------      -----------
  Total assets                                $   372,547      $   349,897
                                              ===========      ===========

Deposits                                      $   304,282      $   292,627
Borrowed funds                                     31,234           23,253
Other liabilities                                   3,242            1,794
Stockholders' equity                               33,789           32,223
                                              -----------      -----------
  Total liabilities & stockholders' equity    $   372,547      $   349,897
                                              ===========      ===========

Shares outstanding                              2,837,634        2,831,887
Book value per share                          $     11.91      $     11.38
Market value per share                        $     20.90      $     14.50
Return on average assets (ytd)                       0.96%            0.91%
Return on average equity (ytd)                      10.33%           10.08%
Capital leverage ratio                               9.15%            8.93%
Nonperforming assets ratio                           0.72%            2.55%


Note: Shares outstanding and per share amounts were adjusted for stock dividends.


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